EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES’ SHAREHOLDERS ELECT ALL DIRECTORS AND APPROVE ALL
COMPANY PROPOSALS AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS;
CHARMING SHOPPES’ BOARD ELECTS ALAN ROSSKAMM
AS NON-EXECUTIVE CHAIRMAN OF THE BOARD

BENSALEM, Pa., June 26, 2008 – Charming Shoppes, Inc. (Nasdaq: CHRS) announced that at its Annual Meeting of Shareholders held today, shareholders re-elected Dorrit J. Bern, the Company's President and Chief Executive Officer, and Alan Rosskamm to the Board of Directors, and elected Arnaud Ajdler, Michael C. Appel, Richard W. Bennet III and Michael Goldstein as new directors to the Company.

In addition, Charming Shoppes’ shareholders overwhelmingly voted in favor of all of the Company’s proposals for the 2008 Annual Meeting of Shareholders, which included:

•	Approval of an Amendment to the Company’s Restated Articles of Incorporation for the elimination of the approval requirements for business combinations with interested shareholders;
•	Approval of an Amendment to the Company’s Restated Articles of Incorporation and By-laws for the declassification of the Board of Directors;
•	Re-approval of the material terms of the performance goals under the 2003 incentive compensation plan to preserve Charming Shoppes’ tax deductions; and
•	Ratification of the appointment of Ernst & Young LLP as independent auditors of Charming Shoppes to serve for the 2009 fiscal year.

At the Annual Meeting of Shareholders, Dorrit J. Bern reviewed the Company’s leading market position in women’s plus apparel, the Company’s performance during the previous fiscal year, and the Company’s key merchandising and operational initiatives in the current fiscal year.  Bern’s presentation has been posted at the Company’s website at http://www.charmingshoppes.com/investors/manage/index.asp.

As announced on May 5, 2008, the Company's Board of Directors voted to separate the duties of Chairman of the Board and Chief Executive Officer, which would result in the appointment of an independent non-executive Board member as Chairman, as well as the elimination of the position of lead independent director.

Following today’s Annual Meeting of Shareholders, Charming Shoppes’ Board of Directors reconvened and appointed Alan Rosskamm as the Company’s non-executive Chairman of the Board.  Alan Rosskamm has been a member of Charming Shoppes’ Board of Directors since 1992, and is Charming Shoppes’ longest-standing board member.  He was the Chief Executive Officer of Jo-Ann Stores, Inc. (“Jo-Ann”), from October 1985 to August 2006, and Chairman of Jo-Ann’s Board of Directors from July 1992 to August 2006. Under his leadership, Jo-Ann became the nation’s leading retailer of fabrics and sewing supplies and one of the nation’s largest retailers of craft and floral products, operating 800 stores. He continues as a member of Jo-Ann’s Board of Directors, where he has served since 1985.

Dorrit Bern continues in her leadership roles of President and Chief Executive Officer of Charming Shoppes, Inc.  Bern joined Charming Shoppes, Inc. in 1995, and during her tenure at Charming Shoppes the Company’s revenues have tripled, from $1 billion to nearly $3 billion at the end of 2007.  Bern’s leadership has resulted in the repositioning of Charming Shoppes as a multi-brand, multi-channel specialty apparel retailer, and the nation’s leader in women’s specialty plus apparel.

Katherine M. Hudson, who has served as a Director of Charming Shoppes since 2000, and as the Board’s Lead Independent Director since 2003, continues in her role as an independent board member of Charming Shoppes, Inc.

At May 3, 2008, Charming Shoppes, Inc. operated 2,407 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

CONTACT:

Gayle M. Coolick
Vice President, Investor Relations
Charming Shoppes, Inc.
(215) 638-6955